EXHIBIT 99.1

Malcolm Wilson to Retire as CEO of GXO Logistics in 2025

GREENWICH, Conn., USA — Dec. 03, 2024 — GXO Logistics, Inc. (NYSE: GXO) today announced that Malcolm Wilson, chief executive officer, has informed the board of directors that he plans to retire in 2025. He will continue to lead the company during the executive search process for his successor.

Brad Jacobs, chairman of the GXO Board of Directors, said, “Malcolm’s countless contributions to GXO and its legacy parent XPO span nearly a decade. Under his leadership, GXO has added more than $3 billion of revenue and received global recognitions each year for innovation and workplace culture. Our incoming CEO will inherit a best-in-class management team and strong industry positioning, while Malcolm will embark on a well-deserved retirement. I fully support this decision and wish him all the best.”

Since being named CEO in August 2021, Mr. Wilson has led GXO’s growth to 130,000 employees and more than 200 million square feet of facility space in the Americas, Europe and Asia Pacific. During his tenure, GXO has acquired Clipper Logistics and Wincanton among others; increased revenue from $7.9 billion in 2021 to $11 billion in the twelve months ended September 30, 2024; increased adjusted EBITDA from $633 million in 2021 to $757 million in the twelve months ended September 30, 2024; and achieved a return on invested capital of more than 30% per year.

Malcolm Wilson said, “My time at GXO has been the highlight of my three decades in logistics. We have an outstanding organization that embraces new technologies, keeping us at the forefront of the industry. I’m grateful to the team and our customers for their support — and I look forward to working with the Board to ensure the company is in excellent hands.”

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is capitalizing on the rapid growth of ecommerce and automation. GXO is committed to providing a world-class, diverse workplace for more than 130,000 team members in more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions. GXO is headquartered in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “plans,” “continue,” “will,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. Unknown or unpredictable factors could cause actual events to differ materially from the forward-looking statements expressed herein.

Contacts

Investors

Chris Jordan

chris.jordan@gxo.com

Media

Matthew Schmidt

matt.schmidt@gxo.com